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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    FORM 15

     Certificates and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-24148

                  FIRST FEDERAL BANCSHARES OF EAU CLAIRE, INC.

             (Exact Name of Registrant as specified in its charter)


      319 East Grand Avenue, Eau Claire, Wisconsin  54701  (715) 833-7700

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock $0.01 par value

            (Title of each class of securities covered by this Form)


        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the Box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i)   [X]   Rule 12h-3(b(1)(ii)   [  ]

             Rule 12g-4(a)(1)(ii)  [  ]  Rule 12h-3(b)(2)(i)   [  ]

             Rule 12g-4(a)(2)(ii)  [  ]  Rule 12h-3(b)(2)(ii)  [  ]

             Rule 12h-3(b)(1)(i)   [  ]  Rule 15d-6            [  ]


Approximate number of holders of records as of the certification or notice
date:     0

     Pursuant to the requirements of the Securities Exchange Act of 1934, First Federal Bancshares of Eau Claire, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 31, 1997                             By: Jerome A. Reinecke


                                                 /s/ Jerome A. Reinecke
                                                 Signature

                                                 Vice President, Treasurer,
                                                 Chief Financial Officer and
                                                 Corporate Secretary
                                                 Title